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                                                                  EXHIBIT 10.10

                [ELECTRONIC TRANSMISSION CORPORATION LETTERHEAD]

                                 May 28, 1996


Mr. Lyndel Ray McGee
2720 S. Hillbrier Circle
Plano, Texas 75075-1974

Dear Mr. McGee:

          This letter will serve as the agreement between you and Electronic Transmission Corporation ("ETC") concerning employment with ETC to begin June 15, 1996. You will agree to execute an employee nondisclosure/noncompete agreement with ETC. ETC will pay you a salary of four thousand dollars ($4,000) per month which will be paid by an employee leasing company with which ETC has contracted. After six months you will be paid a bonus of six thousand dollars ($6,000) and will have a salary review. You will receive all the medical insurance and other benefits as provided by that employee leasing company or any such leasing company ETC may use. You will have the right to participate in any pension and/or profit sharing plans and employee stock plans implemented by ETC.

          You will additionally receive the option to purchase up to 10,000 shares of ETC stock at a price of one dollar ($ 1.00) per one thousand shares as follows. The stock will be held in escrow for you. After six months of employment, you may exercise your option to purchase five thousand (5,000) shares of the stock. After twelve months of employment, you may exercise your option to purchase the rest of the stock.

          If this letter correctly reflect the agreement, please execute in the space provided below and return an executed copy to me.


Sincerely,                                 AGREED AND ACCEPTED this 31st day of
                                           May, 1996

                                           /s/ LYNDEL RAY MCGEE
L. Cade Havard                             ------------------------------------
Chairman, CEO                                  Lyndel Ray McGee